Exhibit 99.1

NEXSTAR MEDIA GROUP REPORTS RECORD FIRST QUARTER NET REVENUE OF $1,113.9 MILLION

Net Revenue Drives 1Q Operating Income of $284.9 Million, Net Income of $199.2 Million,

Adjusted EBITDA of $571.4 Million and Free Cash Flow of $483.5 Million

Allocated $75 Million Toward Leverage Reduction, Repurchased $121 Million of Class A Common Shares

and Returned $30.4 Million to Shareholders in Dividends in the First Quarter

IRVING, Texas – May 4, 2021 – Nexstar Media Group, Inc. (NASDAQ: NXST) (“Nexstar” or “the Company”) today reported financial results for the first quarter ended March 31, 2021 as summarized below:

Summary 2021 First Quarter Highlights

	Three Months Ended March 31,
($ in thousands)	2021	2020	Change
Core Advertising Revenue	$411,714	$417,379	(1.4)%
Political Advertising Revenue	$5,408	$55,341	(90.2)%
Total Television Advertising Revenue	$417,122	$472,720	(11.8)%

Distribution Fee Revenue	$621,235	$549,716	+13.0%
Digital Revenue	$66,390	$56,440	+17.6%
Other Revenue	$9,184	$12,946	(29.1)%
Net Revenue	$1,113,931	$1,091,822	+2.0%

Income from Operations	$284,920	$305,015	(6.6)%

Net income	$199,190	$157,694	+26.3%

Adjusted EBITDA Before One-Time Transaction Expenses(1)	$572,575	$565,173	+1.3%
Adjusted EBITDA(1)	$571,377	$557,736	+2.4%
Adjusted EBITDA Margin(2)	51.3%	51.1%

Free Cash Flow Before One-Time Transaction Expenses(1)	$484,649	$430,400	+12.6%
Free Cash Flow(1)	$483,451	$422,963	+14.3%

The contribution from Nexstar’s 31.3% ownership stake in TV Food Network and other investments is included in the full income statement on page 6 under “Income on equity investments, net” while first quarter 2021 revenue from NewsNation (formerly WGN America) is included in core advertising revenue and distribution fee revenue.

(1)

Definitions and disclosures regarding non-GAAP financial information including reconciliations are included at the end of the press release. Effective November 1, 2020, the Company combined its broadcast and digital operations and no longer reports broadcast cash flow but investors can calculate a comparable metric for the combined broadcast and digital operations by adding back corporate expense to Adjusted EBITDA.

(2)	Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenue.

Nexstar Media Group, 05/04/2021

CEO Comment

Perry A. Sook, Chairman and Chief Executive Officer of Nexstar Media Group commented, “Nexstar generated record first quarter financial results across key financial and cash flow metrics, outperforming consensus expectations and marking continued operating momentum and an exceptionally strong start to the year. Record first quarter net revenue reflects double-digit growth in digital and distribution revenue and Nexstar’s ability to drive recovery in core advertising, which more than offset the year-over-year reduction in political spending. Top-line growth combined with our ongoing expense management disciplines and the cash distribution from our 31.3% ownership stake in TV Food Network, resulted in record first quarter Adjusted EBITDA and free cash flow, before one-time transaction expenses, of $572.6 million and $484.6 million, respectively. Nexstar’s industry-leading free cash flow generation is providing us with the flexibility to continue investing in our local media platform while driving growing shareholder returns. Reflecting our capital allocation priorities and long-standing commitment to enhancing shareholder value, in the first quarter we allocated $75 million toward leverage reduction, returned approximately $30.4 million to shareholders through our recently upsized quarterly cash dividend, and repurchased $121 million of our Class A common shares, reducing our outstanding share count to approximately 43 million shares.

“Overall, our record first quarter results continue to highlight the strength of our assets and operations, the resiliency of our business model, and the value of our enterprise-wide focus on managing operations for current and future cash flow. With operating momentum continuing in the second quarter across our businesses, we expect to generate year-over-year growth across all of our non-political revenue sources throughout 2021, as the vaccine rollout progresses and economic conditions continue to improve. As a result, we remain confident in our ability to meet or exceed our pro-forma average annual free cash flow guidance of approximately $1.27 billion over the 2021/2022 cycle.

“Nexstar generated first quarter net revenue of $1.1 billion, representing a 2% increase over the prior year, as the ongoing execution of our strategies to leverage our local content and diversify our revenue sources more than offset the approximate $50 million year-over-year decline in political advertising. Total television advertising revenue, excluding political, decreased just 1.4% versus the comparable year-ago period, outpacing expectations and reflecting growing demand for our premium local and national marketing solutions. In addition, Nexstar’s local sales initiatives continue to deliver healthy levels of new business with our sales teams generating $27.8 million of first quarter new-to-television revenue, marking a 149% increase over the prior year. We previously disclosed that we expected the 2021 first quarter to be our most challenging core revenue comparison for the year given our significant outperformance in the year-ago period prior to the pandemic impact in the last three weeks of March 2020. We are extremely proud of the success of our sales teams for delivering solid first quarter core advertising results.

“As the largest broadcast television group in the United States, we are seeing some clear differences in terms of the pace of recovery in core advertising by geographic region and reopening stage. Looking ahead, we are encouraged by the overall acceleration in economic activity and the improved trajectory of ad spending across our footprint as market conditions continue to improve. As a result, we expect core advertising to return to growth over the prior year beginning in the second quarter of 2021.

“First quarter 2021 distribution fee revenue rose 13% year-over-year to approximately $621.2 million, reflecting our renewal of distribution agreements in 2020 representing approximately 18% of our subscriber base, synergies related to the December closing of Mission Broadcasting’s acquisition of WPIX-TV and stable subscriber trends across our platform that remain consistent with our expectations. Nexstar has solid visibility into our contractual distribution economics through 2022 year-end as, in addition to the 2019 and 2020 multi-year retransmission consent agreement renewals representing approximately 88% of our subscribers, over 85% of our Big Four affiliations are contracted through December 31, 2022. As a result, we expect to generate continued growth from this revenue source throughout 2021 and beyond.

Nexstar Media Group, 05/04/2021

“First quarter 2021 total digital revenue increased 18% to approximately $66.4 million with digital profitability up substantially over the prior year period, partially reflecting our actions over the last year to discontinue or de-emphasize certain less profitable digital operations. Top-line growth was driven by the success of Nexstar’s integrated content and audience development strategies combined with contributions from the December 2020 accretive acquisition of Best Reviews, a leading consumer product recommendations company. After delivering record growth across key performance indicators in 2020, Nexstar’s digital network continues to generate strong audience engagement with our media content and significant consumer digital usage across our 400-plus digital touchpoints. Throughout 2021, we continue to project mid-seven figure expense savings this year, following the 2020 strategic operational realignment of our broadcasting and digital operating subsidiaries under Nexstar Media Inc.

“This June, Nexstar will celebrate the 25th anniversary of the Company’s founding. During this period, the Company has grown from a single station to become the nation’s largest broadcast television operator and top producer of local news content based on our disciplined approach to growth through accretive acquisitions, a focus on enhancing the operating results of acquired stations, and our long-standing, organization-wide commitment to localism. At the same time, the material diversification of our revenue mix has resulted in strong and consistent free cash flow generation, affording us the financial flexibility to reduce leverage, increase shareholder returns and pursue additional accretive growth opportunities, while investing in our business and our people. As always, we remain focused on actively managing our capital structure and expect Nexstar’s net leverage, absent additional strategic activity, to be in the sub 4x range at the end of 2021.

“In summary, we continue to execute well on our strategic priorities, including serving our local communities and driving increased content monetization, while reducing leverage and allocating free cash flow to growing capital returns for shareholders. With Nexstar’s core advertising acceleration beginning in the second quarter, our local sales teams are working hard to ensure that our stations are in the best position to drive revenue share gains as we move deeper into the recovery phase. As a result, we expect to drive continued growth across all of our non-political revenue sources for the remainder of 2021. Looking ahead, we have excellent visibility to delivering on or exceeding our free cash flow targets in the current cycle and a clear path for the continued near- and long-term enhancement of shareholder value as we follow the successful strategies we’ve established in terms of building the top line, maintaining close control of fixed and variable costs and optimizing the balance sheet. Our disciplines in these areas have added consistency and visibility to our results, while creating new value for our shareholders.”

The consolidated debt of Nexstar and Mission Broadcasting, Inc., an independently owned variable interest entity (collectively with Nexstar, the “Company”) at March 31, 2021, was $7,592.1 million including senior secured debt of $4,810.1 million. The Company’s first lien net leverage ratio at March 31, 2021 was 2.14x compared to a covenant of 4.25x. The Company’s total net leverage ratio at March 31, 2021 was 3.40x.

The table below summarizes the Company’s debt obligations (net of financing costs and discounts).

($ in millions)	March 31, 2021	December 31, 2020
Revolving Credit Facilities	$327.0	$327.0
First Lien Term Loans	$4,483.1	$4,559.1
5.625% Senior Unsecured Notes due 2027	$1,790.8	$1,791.0
4.75% Senior Unsecured Notes due 2028	$991.2	$990.9
Total Funded Debt	$7,592.1	$7,668.0

Unrestricted Cash	$339.8	$152.7

Share Repurchase Authorization and Activity

The Company repurchased a total of 808,530 shares of its Class A common stock in the first quarter of 2021 at an average price of approximately $149.65 per share for a total cost of $121 million, which was funded from cash flow from operations. Reflecting all shares repurchased to date, Nexstar has approximately 43 million shares of Class A common stock outstanding (the only class of shares outstanding) and has approximately $1.05 billion available under its share repurchase authorization.

Nexstar Media Group, 05/04/2021

First Quarter Conference Call

Nexstar will host a conference call at 9:00 a.m. ET today. Senior management will discuss the financial results and host a question-and-answer session. The dial in number for the audio conference call is 334/777-6978, conference ID 8536212 (domestic and international callers). Participants can also listen to a live webcast of the call through the “Events and Presentations” section under “Investor Relations” on Nexstar’s website at www.nexstar.tv. A webcast replay will be available for 90 days following the live event at www.nexstar.tv.

Definitions and Disclosures Regarding non-GAAP Financial Information

Adjusted EBITDA is calculated as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), depreciation, amortization of intangible assets and broadcast rights, (gain) loss on asset disposal, goodwill and intangible assets impairment, loss (income) on equity investments, distribution from equity investments and other expense (income), minus reimbursement from the FCC related to station repack and broadcast rights payments. We consider Adjusted EBITDA to be an indicator of our assets’ operating performance and a measure of our ability to service debt. It is also used by management to identify the cash available for strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs. We also believe that Adjusted EBITDA is useful to investors and lenders as a measure of valuation and ability to service debt.

Effective November 1, 2020, the Company combined its broadcast and digital operations and no longer reports broadcast cash flow but investors can calculate a comparable metric for the combined broadcast and digital operations by adding back corporate expense to Adjusted EBITDA.

Free cash flow is calculated as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), depreciation, amortization of intangible assets and broadcast rights, (gain) loss on asset disposal, stock-based compensation expense, goodwill and intangible assets impairment, loss (income) on equity investments, distribution from equity investments and other expense (income), minus payments for broadcast rights, cash interest expense, capital expenditures, proceeds from disposals of property and equipment, and operating cash income tax payments. We consider Free Cash Flow to be an indicator of our assets’ operating performance. In addition, this measure is useful to investors because it is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies, although their definitions of Free Cash Flow may differ from our definition.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

With respect to our forward-looking guidance, no reconciliation between a non-GAAP measure to the closest corresponding GAAP measure is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. In particular, a reconciliation of forward-looking Free Cash Flow to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures such as the measures and effects of stock-based compensation expense specific to equity compensation awards that are directly impacted by unpredictable fluctuations in our stock price and other non-recurring or unusual items such as impairment charges, transaction-related costs and gains or losses on sales of assets. We expect the variability of these items to have a significant, and potentially unpredictable, impact on our future GAAP financial results.

Nexstar Media Group, 05/04/2021

About Nexstar Media Group, Inc.

Nexstar Media Group (NASDAQ: NXST) is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Its wholly owned operating subsidiary, Nexstar Media Inc., consists of three divisions: Broadcasting, Digital, and Networks. The Broadcasting Division operates, programs, or provides sales and other services to 198 television stations and related digital multicast signals reaching 116 markets or approximately 39% of all U.S. television households (reflecting the FCC’s UHF discount). The division’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. The Digital Division operates 120 local websites and 284 mobile apps offering hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content and creating new revenue opportunities for the company. The Networks Division operates NewsNation, formerly WGN America, a national news and entertainment cable network reaching 75 million television homes, multicast network Antenna TV, and WGN Radio in Chicago. Nexstar also owns a 31.3% ownership stake in TV Food Network, a top tier cable asset. For more information, please visit www.nexstar.tv.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of acquired television stations and digital businesses (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s other filings with the Securities and Exchange Commission.

Investor Contacts:	Media Contact:
Thomas E. Carter President, Chief Operating Officer and Chief Financial Officer Nexstar Media Group, Inc. 972/373-8800	Gary Weitman EVP and Chief Communications Officer Nexstar Media Group, Inc. 312/222-3394 or gweitman@nexstar.tv
Joseph Jaffoni, Jennifer Neuman
JCIR
212/835-8500 or nxst@jcir.com

-tables follow-

Nexstar Media Group, 05/04/2021

Nexstar Media Group, Inc.

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2021	2020
Net revenue	$1,113,931	$1,091,822

Operating expenses (income):
Corporate expenses	43,480	53,474
Direct operating expenses, net of trade	447,782	441,781
Selling, general and administrative expenses, excluding corporate	199,957	164,910
Trade expense	1,610	3,278
Depreciation	39,468	35,407
Amortization of intangible assets	73,687	70,582
Amortization of broadcast rights	30,883	37,208
Reimbursement from the FCC related to station repack	(5,415)	(12,758)
Gain on disposal of stations, net	(2,441)	(7,075)
Total operating expenses	829,011	786,807
Income from operations	284,920	305,015
Income on equity investments, net	29,808	14,158
Interest expense, net	(72,054)	(101,284)
Loss on debt extinguishment	(989)	(7,477)
Pension and other postretirement plans credit, net	17,657	10,762
Other (income) expenses	(423)	864
Income before income taxes	258,919	222,038
Income tax expense	(59,729)	(64,344)
Net income	199,190	157,694
Net loss (income) attributable to noncontrolling interests	1,717	(779)
Net income attributable to Nexstar	$200,907	$156,915

Net income per common share attributable to Nexstar Media Group, Inc.:
Basic	$4.64	$3.43
Diluted	$4.42	$3.30

Weighted average number of common shares outstanding:
Basic	43,297	45,702
Diluted	45,421	47,615

Nexstar Media Group, 05/04/2021

Nexstar Media Group, Inc.

Reconciliation of Adjusted EBITDA (Non-GAAP Measures)

(in thousands, unaudited)

	Three Months Ended March 31,
Adjusted EBITDA:	2021	2020
Net income	$199,190	$157,694

Add (Less):
Interest expense, net	72,054	101,284
Loss on extinguishment of debt	989	7,477
Income tax expense	59,729	64,344
Depreciation	39,468	35,407
Amortization of intangible assets	73,687	70,582
Amortization of broadcast rights	30,883	37,208
Amortization of right-of-use assets attributable to favorable leases	152	152
Loss (gain) on asset disposal, net	310	(388)
Loss on operating lease terminations, net	15	214
Corporate one-time transaction expenses	1,198	7,437
Income on equity investments, net	(29,808)	(14,158)
Distributions from equity investments	177,705	170,400
Other expenses (income)	423	(864)
Gain on disposal of stations and business units, net	(2,441)	(7,075)
Reimbursement from the FCC related to station repack	(5,415)	(12,758)
Payments for broadcast rights	(45,564)	(51,783)

Adjusted EBITDA before one-time transaction expenses	572,575	565,173
Margin %	51.4%	51.8%

Less: Corporate one-time transaction expenses	(1,198)	(7,437)

Adjusted EBITDA	$571,377	$557,736
Margin %	51.3%	51.1%

Nexstar Media Group, 05/04/2021

Nexstar Media Group, Inc.

Reconciliation of Free Cash Flow (Non-GAAP Measure)

(in thousands, unaudited)

	Three Months Ended March 31,
Free Cash Flow:	2021	2020
Net income	$199,190	$157,694

Add (Less):
Interest expense, net	72,054	101,284
Loss on extinguishment of debt	989	7,477
Income tax expense	59,729	64,344
Depreciation	39,468	35,407
Amortization of intangible assets	73,687	70,582
Amortization of broadcast rights	30,883	37,208
Amortization of right-of-use assets attributable to favorable leases	152	152
Loss (gain) on asset disposal, net	310	(388)
Loss on operating lease terminations, net	15	214
Stock-based compensation expense	11,603	10,685
Corporate one-time transaction expenses, including non-cash charges	1,198	7,437
Income on equity investments, net	(29,808)	(14,158)
Distributions from equity investments	177,705	170,400
Gain on disposal of stations and business units, net	(2,441)	(7,075)
Other expenses	423	(864)
Payments for broadcast rights	(45,564)	(51,783)
Cash interest expense	(68,359)	(96,648)
Capital expenditures, excluding station repack and CVR spectrum(1)	(27,550)	(42,977)
Capital expenditures related to station repack	(4,397)	(16,911)
Proceeds from disposals of property and equipment	873	430
Operating cash income tax payments, net	(5,511)	(2,110)

Free cash flow before one-time transaction expenses	484,649	430,400

Less:
Corporate one-time transaction expenses, excluding non-cash charges	(1,198)	(7,437)

Free cash flow	$483,451	$422,963

(1)	During the three months ended March 31, 2021 and 2020, capital expenditures related to relinquishment of the CVR spectrum were $0.2 million and $0.2 million, respectively.

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